EXHIBIT 99.1

Integer Holdings Corporation Reports Results for Fourth Quarter and Full Year 2019

~ Strong 2019 Results from Strategy and Operational Execution ~
~ Full Year GAAP: Sales up 4% and EPS up 92% ~
~ Full Year Adjusted: Sales up 4%, EBITDA up 9%, and EPS up 23% ~

PLANO, Texas, Feb. 20, 2020 (GLOBE NEWSWIRE) -- Integer Holdings Corporation (NYSE:ITGR), a leading medical device outsource manufacturer, today announced results for the fourth quarter and fiscal year ended December 31, 2019.  Unless otherwise stated, all results and comparisons are from continuing operations.

Fourth Quarter 2019 Highlights

  Sales increased 7% to $326 million.

  GAAP income decreased $8 million to $11 million, down 42%.  Adjusted income increased $7 million to $41 million, up 20%.

  GAAP diluted EPS decreased $0.25 per share to $0.33 per share, down 43%.  Adjusted diluted EPS increased $0.21 per share to $1.25 per share, up 20%.

  Adjusted EBITDA increased $6 million to $73 million, up 8%.

  Completed the bolt-on acquisition of certain assets of US BioDesign, adding complex braiding capability to the Cardio & Vascular portfolio.

  Paid down $14 million of debt, reducing total debt to $815 million.

Full Year 2019 Highlights

  Sales increased 4% to $1.258 billion.

  GAAP income increased $44 million to $91 million, up 94%.  Adjusted income increased $30 million to $154 million, up 24%.

  GAAP diluted EPS increased $1.32 per share to $2.76 per share, up 92%.  Adjusted diluted EPS increased $0.88 per share to $4.68 per share, up 23%.

  Adjusted EBITDA increased $24 million to $284 million, up 9%.

  Generated $165 million of cash flow from operating activities.

  Paid down $117 million of debt, resulting in a leverage ratio of 2.9 times adjusted EBITDA at year-end versus 3.5 times at the beginning of the year.

“Integer delivered strong earnings growth in 2019 as our Manufacturing Excellence strategic imperative is delivering operational and financial improvements.  We exceeded our original 2019 adjusted profit guidance as we continue to deliver on our commitments to investors. We further strengthened our leadership team to enable us to accelerate the execution of our strategy and deliver for our customers,” said Joseph Dziedzic, Integer’s president and chief executive officer.  “Yesterday we completed a bolt-on acquisition, which further strengthens our R&D capabilities and expands our global footprint into Israel, which is widely recognized as a leading innovation center.

Our 2020 financial guidance delivers on our commitment to grow profit at least twice as fast as our sales growth rate, while making investments to execute our remaining strategic financial objective to deliver above market revenue growth.”

Discussion of Product Line Fourth Quarter and Full Year Sales

  Cardio & Vascular sales increased 6% in the fourth quarter led by a strong increase in peripheral vascular demand from a customer launching an existing program into a new geography and market growth.  Incremental sales from the signing of a customer contract on existing business fully offset the impact of an end of life electrophysiology program.  Full year sales increased 4% with the strong growth of peripheral vascular and structural heart, overcoming an approximate 200 basis point headwind from the aforementioned end of life electrophysiology program.

  Cardiac & Neuromodulation sales increased 10% in the fourth quarter as new and next generation product launches, underlying strength in existing cardiac rhythm management (“CRM”) programs, and a new customer agreement on existing business was partially offset by lost sales due to the impact of Nuvectra Chapter 11 bankruptcy filing.  Full year sales increased 3% as CRM growth was partially offset by slight neuromodulation decline.  Higher market demand and the new customer agreement on existing business drove the CRM increase, whereas neuromodulation sales declined as a result of the Nuvectra Chapter 11 bankruptcy filing and market contraction.

  Advanced Surgical, Orthopedics & Portable Medical includes sales to the acquirer of our AS&O product line, Viant, under supply agreements associated with the divestiture. Fourth quarter sales increased 7% driven by increased end-market demand for advanced surgical and orthopedic products.  Full year sales decreased 1%.

  Electrochem sales increased 9% in the fourth quarter driven by increased military market demand and growth in the energy market.  Full year sales increased 10% driven by strong demand in the military market and high-single-digit growth with energy customers.

2020 Outlook (adjusted basis)

Our 2020 financial guidance delivers on our commitment to grow profit at least twice as fast as our sales growth rate.  Sales growth in 2020 is projected to be 3% to 4%.  This growth includes approximately 2% year-over-year headwinds from the loss of sales due to the impact of the Nuvectra Chapter 11 bankruptcy filing and fewer days in our 2020 fiscal year versus 2019.  Adjusted income growth is projected to be even faster at 9% to 14% from lower interest expense.

2020 Outlook(a)
(dollars in millions, except per share amounts)

	GAAP		Non-GAAP(b)
	As Reported	Growth	Adjusted	Growth
Sales	$1,290 to $1,310	3% to 4%	$1,290 to $1,310	3% to 4%
Income	$127 to $134	39% to 47%	$169 to $176	9% to 14%
EBITDA	N/A	N/A	$300 to $307	6% to 8%
Earnings per Diluted Share	$3.83 to $4.03	39% to 46%	$5.10 to $5.30	9% to 13%

(a) Except as described below, further reconciliations by line item to the closest corresponding GAAP financial measure for Adjusted Income, Adjusted EBITDA, and Adjusted Earnings per Diluted Share (“EPS”), all from continuing operations, included in our “2020 Outlook” above, are not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and visibility of the charges excluded from these non-GAAP financial measures.

(b) Adjusted Income and Adjusted Diluted EPS, both from continuing operations, for 2020 are expected to consist of GAAP income from continuing operations and diluted EPS from continuing operations, excluding items such as intangible amortization, certain legal expenses, reorganization and realignment costs, asset dispositions, severance, gains and losses on equity investments and loss on extinguishment of debt totaling approximately $52 million, pre-tax. The after-tax impact of these items is estimated to be approximately $42 million, or approximately $1.27 per diluted share.

Adjusted EBITDA from continuing operations is expected to consist of Adjusted income from continuing operations, excluding items such as depreciation, interest, stock-based compensation and taxes totaling approximately $131 million.

Supplemental Financial Information

	2020 Outlook	2019 Actual
Capital Expenditures, Net	$60 - $70	$48
Depreciation and Amortization	$75 - $85	$78
Stock-Based Compensation	$13 - $15	$9
Other Operating Expense	$8 - $12	$12
Adjusted Effective Tax Rate	16.5% - 18.5%	17.3%
Cash Tax Payments	$30 - $35	$30

Summary of Financial and Product Line Results from Continuing Operations
(dollars in thousands, except per share data)

	Three Months Ended
GAAP	December 31, 2019	December 28, 2018	Change	Organic Growth(a)
Medical Sales
Cardio & Vascular	$158,504	$149,605	5.9%	5.6%
Cardiac & Neuromodulation	119,262	108,876	9.5%	9.5%
Advanced Surgical, Orthopedics & Portable Medical	33,885	31,744	6.7%	6.8%
Total Medical Sales	311,651	290,225	7.4%	7.2%
Non-Medical Sales	13,986	12,809	9.2%	9.2%
Total Sales	$325,637	$303,034	7.5%	7.3%

Income from continuing operations	$11,044	$19,196	(42.5)%
Diluted EPS from continuing operations	$0.33	$0.58	(43.1)%

	Year Ended
GAAP	December 31, 2019	December 28, 2018	Change	Organic Growth(a)
Medical Sales
Cardio & Vascular	$610,056	$585,464	4.2%	4.5%
Cardiac & Neuromodulation	457,194	443,347	3.1%	3.1%
Advanced Surgical, Orthopedics & Portable Medical	132,429	133,225	(0.6)%	1.0%
Total Medical Sales	1,199,679	1,162,036	3.2%	3.6%
Non-Medical Sales	58,415	52,976	10.3%	10.3%
Total Sales	$1,258,094	$1,215,012	3.5%	3.9%

Income from continuing operations	$91,218	$47,033	93.9%
Diluted EPS from continuing operations	$2.76	$1.44	91.7%

(a) Organic Growth for sales is a Non-GAAP measure.  Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures and refer to Table C at the end of this release for a reconciliation of these amounts.

	Three Months Ended
Non-GAAP(a)	December 31, 2019	December 28, 2018	Change	Organic Growth(b)
Adjusted EBITDA from continuing operations	$73,273	$67,534	8.5%	8.8%
Adjusted income from continuing operations	$41,421	$34,378	20.5%	20.6%
Adjusted diluted EPS from continuing operations	$1.25	$1.04	20.2%	21.2%

	Year Ended
Non-GAAP(a)	December 31, 2019	December 28, 2018	Change	Organic Growth(b)
Adjusted EBITDA from continuing operations	$283,770	$259,441	9.4%	9.0%
Adjusted income from continuing operations	$154,468	$124,391	24.2%	23.2%
Adjusted diluted EPS from continuing operations	$4.68	$3.80	23.2%	22.3%

(a) Refer to Tables A and B at the end of this release for reconciliations of adjusted amounts to the closest corresponding GAAP financial measures.

(b) Organic Growth for Adjusted EBITDA from continuing operations, Adjusted income from continuing operations, and Adjusted diluted EPS from continuing operations are Non-GAAP measures.  Please see “Notes Regarding Non-GAAP Financial Information” for additional information regarding our use of non-GAAP financial measures and refer to Table D at the end of this release for a reconciliation of these amounts.

Conference Call Information
The Company will host a conference call on Thursday, February 20, 2020, at 9:00 a.m. ET / 8:00 a.m. CT to discuss these results.  The scheduled conference call will be webcast live and is accessible through our website at investor.integer.net or by dialing (833) 236-5762 (U.S.) or (647) 689-4190 (outside U.S.) and the conference ID is 8069250. The call will be archived on the Company’s website.  An earnings call slide presentation containing supplemental information about the Company’s results will be posted to our website at investor.integer.net prior to the conference call and will be referenced during the conference call.

About Integer®
Integer Holdings Corporation (NYSE: ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, vascular, portable medical and orthopedics markets. The Company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, the Company develops batteries for high-end niche applications in energy, military, and environmental markets. The Company's brands include Greatbatch Medical®, Lake Region MedicalTM and ElectrochemTM. Additional information is available at www.integer.net.

Contact Information
Tony Borowicz
SVP, Strategy, Business Development & Investor Relations
716.759.5809
tony.borowicz@integer.net

Notes Regarding Non-GAAP Financial Information

In addition to our results reported in accordance with generally accepted accounting principles (“GAAP”), we provide adjusted sales, adjusted income, adjusted diluted EPS, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted EBITDA margin, and organic growth rates, all from continuing operations.  Adjusted income and adjusted diluted EPS from continuing operations consist of GAAP amounts adjusted for the following to the extent occurring during the period: (i) acquisition and integration related expenses, (ii) amortization of intangible assets, (iii) facility consolidation, optimization, manufacturing transfer and system integration charges, (iv) asset write-down and disposition charges, (v) charges in connection with corporate realignments or a reduction in force, (vi) certain legal expenses, charges and gains, (vii) unusual or infrequently occurring items, (viii) gain (loss) on equity investments, (ix) extinguishment of debt charges, (x) the net impact of the long-term supply agreements (“LSAs”) entered into as of the closing of the divestiture of the AS&O product line, (xi) the income tax provision (benefit) related to these adjustments and (xii) certain tax items that are outside the normal provision for the period.  Adjusted diluted EPS from continuing operations are calculated by dividing adjusted income from continuing operations by diluted weighted average shares outstanding.  EBITDA from continuing operations is calculated by adding back interest expense, GAAP provision (benefit) for income taxes, depreciation and amortization expense, to income from continuing operations, which is the most directly comparable GAAP measure.  Adjusted EBITDA from continuing operations consists of EBITDA from continuing operations plus GAAP stock-based compensation and the same adjustments as listed above except for items (ii), (ix), (xi) and (xii).

Adjusted EBITDA margin is adjusted EBITDA as a percentage of adjusted sales, all from continuing operations.  Organic sales growth is reported sales growth adjusted for item (x) above, the impact of foreign currency, and the contribution of acquisitions.  To calculate the impact of foreign currency on sales growth rates, we convert current period sales from local currency to U.S. dollars using the previous period’s foreign currency exchange rates and exclude the amount of sales acquired/divested during the period from the current/previous period amounts, respectively.  Adjusted sales from continuing operations consist of GAAP sales adjusted for item (x) above.  Organic growth rates for adjusted EBITDA from continuing operations, adjusted income from continuing operations and adjusted diluted EPS from continuing operations exclude the impact of foreign currency exchange gains and losses included in other (income) loss, net, and the contribution of acquisitions. Contributions of acquisitions represents results, based on the growth rate being presented, attributable to acquired entities for the first four full quarters plus any partial period since the entities' acquisition date.  After the completion of four full fiscal quarters, results of the acquired entity are treated as organic for current and comparable historical periods.

We believe that the presentation of adjusted sales, adjusted income, adjusted diluted EPS, EBITDA, adjusted EBITDA, adjusted EBITDA margin, and organic growth rates, all from continuing operations, provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.  In addition to the performance measures identified above, we believe that leverage ratio provides a meaningful measure of liquidity and a useful basis for assessing our ability to fund our activities, including the financing of acquisitions and debt repayments.  We calculate leverage ratio as total principal amount of debt outstanding less cash and cash equivalents divided by trailing 4 quarters adjusted EBITDA.

Forward-Looking Statements

Some of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future sales, expenses, profitability and cash flows; our ability to execute our business model and our business strategy; projected capital expenditures; and other events, conditions or developments that will or may occur in the future. You can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or “variations” or the negative of these terms or other comparable terminology. These statements are only predictions and actual events or results may differ materially from those stated or implied by these forward-looking statements. In evaluating these statements and our prospects, you should carefully consider the factors set forth below.

Although it is not possible to create a comprehensive list of all factors that may cause actual results to differ from the results expressed or implied by our forward-looking statements or that may affect our future results, some of these factors include the following: our dependence upon a limited number of customers; our ability to respond to changes in technology; the intense competition we face and our ability to successfully market our products; our ability to develop new products and expand into new geographic and product markets; pricing pressures that we face from customers; our reliance on third party suppliers for raw materials, key products and subcomponents; the potential for harm to our reputation caused by quality problems related to our products; regulatory issues resulting from products complaints, recalls or regulatory audits; the potential of becoming subject to product liability claims; our ability to protect our intellectual property and proprietary rights; our dependence upon our senior management team and technical personnel; our significant amount of outstanding indebtedness and our ability to remain in compliance with financial and other covenants under our senior secured credit facilities; our ability to realize the benefits from cost savings and consolidation initiatives; our ability to integrate acquisitions and operate acquired businesses in accordance with expectations; interruptions in our manufacturing operations; our ability to comply with environmental regulations; our complex international tax profile; our dependence upon our information technology systems and our ability to prevent cyber-attacks and other failures; market, financial and other risks related to our international operations and sales; global economic factors, including currency exchange rates and interest rates; the fact that the healthcare industry is highly regulated and subject to various regulatory changes; the dependence of our energy market-related revenues on the conditions in the oil and natural gas industry; and other risks and uncertainties that arise from time to time and are described in Item 1A “Risk Factors” of our Annual Report on Form 10-K and in our other periodic filings with the SEC. Except as may be required by law, we assume no obligation to update forward-looking statements in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

Condensed Consolidated Statements of Operations - Unaudited
(in thousands except per share data)

	Three Months Ended		Year Ended
	December 31, 2019	December 28, 2018	December 31, 2019	December 28, 2018
Sales	$325,637	$303,034	$1,258,094	$1,215,012
Cost of sales	249,607	214,589	903,084	852,347
Gross profit	76,030	88,445	355,010	362,665
Operating expenses:
Selling, general and administrative expenses (SG&A)	37,661	35,141	138,695	142,441
Research, development and engineering costs (RD&E)	11,809	10,159	46,529	48,604
Other operating expenses (OOE)	3,912	3,450	12,151	16,065
Total operating expenses	53,382	48,750	197,375	207,110
Operating income	22,648	39,695	157,635	155,555
Interest expense	12,766	13,955	52,545	99,310
(Gain) loss on equity investments, net	(191)	(78)	475	(5,623)
Other (income) loss, net	343	495	(578)	752
Income from continuing operations before income taxes	9,730	25,323	105,193	61,116
Provision (benefit) for income taxes	(1,314)	6,127	13,975	14,083
Income from continuing operations	$11,044	$19,196	$91,218	$47,033

Discontinued operations:
Income (loss) from discontinued operations before taxes	(20)	62	5,296	188,313
Provision (benefit) for income taxes	—	(6,487)	178	67,382
Income (loss) from discontinued operations	$(20)	$6,549	$5,118	$120,931

Net income	$11,024	$25,745	$96,336	$167,964

Basic earnings per share:
Income from continuing operations	$0.34	$0.59	$2.80	$1.46
Income from discontinued operations	$—	$0.20	$0.16	$3.76
Basic earnings per share	$0.34	$0.79	$2.95	$5.23

Diluted earnings per share:
Income from continuing operations	$0.33	$0.58	$2.76	$1.44
Income from discontinued operations	$—	$0.20	$0.15	$3.71
Diluted earnings per share	$0.33	$0.78	$2.92	$5.15

Weighted average shares outstanding:
Basic	32,688	32,392	32,627	32,136
Diluted	33,089	33,029	33,037	32,596

Condensed Consolidated Balance Sheets - Unaudited
(in thousands)

	December 31, 2019	December 28, 2018
ASSETS
Current assets:
Cash and cash equivalents	$13,535	$25,569
Accounts receivable, net	191,985	185,501
Inventories	167,256	190,076
Contract assets	24,767	—
Prepaid expenses and other current assets	17,852	15,104
Total current assets	415,395	416,250
Property, plant and equipment, net	246,185	231,269
Goodwill	839,617	832,338
Other intangible assets, net	775,784	812,338
Deferred income taxes	4,438	3,937
Operating lease assets	42,379	—
Other assets	29,295	30,549
Total assets	$2,353,093	$2,326,681
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$37,500	$37,500
Accounts payable	64,975	57,187
Income taxes payable	3,023	9,393
Operating lease liabilities	7,507	—
Accrued expenses	66,073	60,490
Total current liabilities	179,078	164,570
Long-term debt	777,272	888,007
Deferred income taxes	187,978	203,910
Operating lease liabilities	37,114	—
Other long-term liabilities	19,163	9,701
Total liabilities	1,200,605	1,266,188
Stockholders’ equity:
Common stock	33	33
Additional paid-in capital	701,018	691,083
Treasury stock	(8,809)	(8,125)
Retained earnings	440,258	344,498
Accumulated other comprehensive income	19,988	33,004
Total stockholders’ equity	1,152,488	1,060,493
Total liabilities and stockholders’ equity	$2,353,093	$2,326,681

Condensed Consolidated Statements of Cash Flows - Unaudited (a)
(in thousands)

	Year Ended
	December 31, 2019	December 28, 2018
Cash flows from operating activities:
Net income	$96,336	$167,964
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	77,895	88,988
Debt related charges included in interest expense	7,772	49,110
Stock-based compensation	9,294	10,470
Non-cash charges related to customer bankruptcy	21,695	—
Non-cash lease expense	7,443	—
Non-cash (gain) loss on equity investments	475	(5,623)
Other non-cash (gains) losses	(162)	148
Deferred income taxes	(10,285)	61,126
Gain on sale of discontinued operations	(4,974)	(194,965)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(6,976)	9,289
Inventories	3,724	(16,094)
Prepaid expenses and other assets	(31,060)	8,527
Accounts payable	1,887	(94)
Accrued expenses	(2,744)	(11,756)
Income taxes payable	(4,962)	209
Net cash provided by operating activities	165,358	167,299
Cash flows from investing activities:
Acquisition of property, plant and equipment	(48,198)	(44,908)
Proceeds from sale of property, plant and equipment	28	1,379
Purchase of equity investments	(417)	(1,230)
Proceeds from sale of discontinued operations	4,734	581,429
Acquisition	(15,009)	—
Net cash (used in) provided by investing activities	(58,862)	536,670
Cash flows from financing activities:
Principal payments of long-term debt	(111,500)	(631,469)
Proceeds from senior secured revolving line of credit	34,000	5,000
Payments of senior secured revolving line of credit	(39,000)	(74,000)
Proceeds from the exercise of stock options	3,242	12,409
Payment of debt issuance and redemption costs	(1,385)	(31,991)
Tax withholdings related to net share settlements of restricted stock unit awards	(3,283)	(5,029)
Net cash used in financing activities	(117,926)	(725,080)
Effect of foreign currency exchange rates on cash and cash equivalents	(604)	2,584
Net decrease in cash and cash equivalents	(12,034)	(18,527)
Cash and cash equivalents, beginning of year	25,569	44,096
Cash and cash equivalents, end of year	$13,535	$25,569

(a) The Condensed Consolidated Statements of Cash Flows - Unaudited includes cash flows related to discontinued operations.

Reconciliations of Non-GAAP Measures from Continuing Operations
Table A: Income from Continuing Operations and Diluted EPS Reconciliations
(dollars in thousands, except per share data)

	Three Months Ended
	December 31, 2019			December 28, 2018
	Pre-Tax	Net of Tax	Per Diluted Share	Pre-Tax	Net of Tax	Per Diluted Share
As reported income from continuing operations (GAAP)	$9,730	$11,044	$0.33	$25,323	$19,196	$0.58
Adjustments:
Amortization of intangibles (excluding amounts in OOE)(a)	10,609	8,310	0.25	9,878	7,815	0.24
Certain legal expenses (SG&A)(a)(b)	402	318	0.01	1,274	1,007	0.03
Strategic reorganization and alignment (OOE)(a)(c)	1,460	1,127	0.03	2,200	1,728	0.05
Manufacturing alignment to support growth (OOE)(a)(d)	484	326	0.01	596	416	0.01
Consolidation and optimization expenses (OOE)(a)(e)	—	—	—	146	117	—
Acquisition and integration expenses (OOE)(a)(f)	225	178	0.01	—	—	—
Other general expenses (OOE)(a)(g)	1,743	1,389	0.04	508	402	0.01
Gain on equity investments, net(a)	(191)	(150)	—	(78)	(61)	—
Loss on extinguishment of debt(a)(h)	1,280	1,012	0.03	546	431	0.01
Customer bankruptcy (excluding amounts in OOE)(a)(i)	23,827	18,823	0.57	—	—	—
LSA and other non-recurring adjustments(a)(j)	—	—	—	797	630	0.02
Tax adjustments(k)	—	(956)	(0.03)	—	2,697	0.08
Adjusted income from continuing operations (Non-GAAP)	$49,569	$41,421	$1.25	$41,190	$34,378	$1.04

Diluted weighted average shares for adjusted EPS		33,089			33,029

	Year Ended
	December 31, 2019			December 28, 2018
	Pre-Tax	Net of Tax	Per Diluted Share	Pre-Tax	Net of Tax	Per Diluted Share
As reported income from continuing operations (GAAP)	$105,193	$91,218	$2.76	$61,116	$47,033	$1.44
Adjustments:
Amortization of intangibles (excluding amounts in OOE)(a)	40,076	31,634	0.96	40,946	32,338	0.99
Certain legal expenses (SG&A)(a)(b)	2,577	2,036	0.06	2,820	2,228	0.07
Strategic reorganization and alignment (OOE)(a)(c)	5,812	4,504	0.14	10,624	8,390	0.26
Manufacturing alignment to support growth (OOE)(a)(d)	2,145	1,499	0.05	3,089	2,257	0.07
Consolidation and optimization expenses (OOE)(a)(e)	—	—	—	844	670	0.02
Acquisition and integration expenses (OOE)(a)(f)	377	298	0.01	—	—	—
Other general expenses (OOE)(a)(g)	3,817	3,025	0.09	1,508	1,178	0.04
(Gain) loss on equity investments, net(a)	475	376	0.01	(5,623)	(4,442)	(0.14)
Loss on extinguishment of debt(a)(h)	2,545	2,011	0.06	42,674	33,712	1.03
Customer bankruptcy (excluding amounts in OOE)(a)(i)	23,827	18,823	0.57	—	—	—
LSA and other non-recurring adjustments(a)(j)	—	—	—	(5,322)	(4,204)	(0.13)
Tax adjustments(k)	—	(956)	(0.03)	—	5,231	0.16
Adjusted income from continuing operations (Non-GAAP)	$186,844	$154,468	$4.68	$152,676	$124,391	$3.80

Diluted weighted average shares for adjusted EPS(l)		33,037			32,768

(a) The difference between pre-tax and net of tax amounts is the estimated tax impact related to the respective adjustment.  Net of tax amounts are computed using a 21% U.S. tax rate, and the statutory tax rates in Mexico, Netherlands, Uruguay, Ireland and Switzerland, as adjusted for the existence of net operating losses (“NOLs”).  Amortization of intangibles and other operating expense for 2018 were adjusted to reflect the estimated impact relating to our disallowed deduction of the GILTI tax, as described in footnote (k) below.  Expenses that are not deductible for tax purposes (i.e. permanent tax differences) are added back at 100%.

(b) In 2013, we filed suit against AVX Corporation alleging they were infringing our intellectual property.  Given the complexity and significant costs incurred pursuing this litigation, we are excluding these litigation expenses from adjusted amounts. This matter proceeded to trial during the first quarter of 2016 and again in the third quarter of 2017 that resulted in a jury awarding damages in the amount of $37.5 million.  In March 2018, the court vacated that damage award and ordered a new trial on damages.  In the January 2019 retrial on damages, the jury awarded damages in the amount of $22.2 million.  To date, no gains have been recognized in connection with this litigation.  During 2019, we also incurred expenses associated with a legal matter to which we are a non-party witness and in conjunction with the modification of our credit facilities.

(c) Amounts include expenses related to implementing our strategy that is designed to better align our resources in order to invest to grow, protect, preserve and to enhance the profitability of our portfolio of products, including focusing our investment in RD&E and manufacturing, improving our business processes and redirecting investments away from projects where the market does not justify the investment.  During 2019 and 2018, we incurred charges related to this strategy, which primarily consisted of severance costs and fees for professional services.

(d) Includes expenses related to several initiatives designed to reduce costs, improve operating efficiencies and increase manufacturing capacity to accommodate growth.  The plan involves the relocation of certain manufacturing operations and expansion of certain of our facilities.

(e During 2018, we incurred costs primarily related to the closure of our Clarence, NY facility.

(f) Expenses related to the purchase of certain assets from US BioDesign, LLC.

(g) Amounts include expenses related to other initiatives not described above, which relate primarily to integration and operational initiatives to reduce costs and improve operational efficiencies.

(h) Represents debt extinguishment charges in connection with pre-payments made on our Term Loan B Facility, which are included in interest expense.

(i) In November 2019, one of our customers, Nuvectra Corporation (“Nuvectra”), filed a voluntary Chapter 11 bankruptcy petition (the “Customer Bankruptcy”).  During the fourth quarter of 2019, we recorded pre-tax charges totaling $24.2 million in connection with the Customer Bankruptcy.  These expenses were primarily non-cash and included charges associated with certain Nuvectra-related assets, primarily consisting of inventory, accounts receivable, as well as certain non-cancelable inventory commitments.  These charges were included in cost of sales ($21.4 million), SG&A expenses ($2.4 million) and Other Operating Expenses ($0.4 million) in our consolidated statement of operations.

(j) LSA and other non-recurring adjustments primarily reflects the net impact of the LSAs entered into as of the closing of the divestiture of the AS&O product line.  These LSAs govern the sale of products supplied by Viant to the Company for further resale to customers and by the Company to Viant for further resale to customers.

(k) The 2019 amount represents an adjustment to the valuation allowance for certain foreign tax credits.  The tax adjustment for 2018 represents the estimated impact relating to our disallowed deduction of the GILTI tax, as mandated by the Tax Reform Act.  This disallowed deduction of the GILTI tax (approximately 50% of the total GILTI tax) is due to the Company making use of its U.S. NOLs during 2018.  This adjustment makes our adjusted diluted EPS from continuing operations more comparable with other global companies that are not subject to this disallowed GILTI tax deduction and more comparable to the Company’s results following the full utilization of its U.S. NOLs.

(l) The diluted weighted average shares for adjusted EPS for the year ended December 28, 2018 includes potentially dilutive shares not included in the computation of diluted weighted average common shares for GAAP diluted EPS purposes because their effect would have been anti-dilutive.

Table B: EBITDA and Sales Reconciliations
(in thousands)

	Three Months Ended		Year Ended
	December 31, 2019	December 28, 2018	December 31, 2019	December 28, 2018
Income from continuing operations (GAAP)	$11,044	$19,196	$91,218	$47,033

Interest expense	12,766	13,955	52,545	99,310
Provision (benefit) for income taxes	(1,314)	6,127	13,975	14,083
Depreciation	9,889	10,149	37,819	40,078
Amortization of intangibles (excluding amounts in OOE)	10,609	9,878	40,076	40,946
EBITDA from continuing operations (Non-GAAP)	42,994	59,305	235,633	241,450
Certain legal expenses	402	1,274	2,577	2,820
Stock-based compensation (excluding amounts in OOE)	2,329	2,786	9,107	10,051
Strategic reorganization and alignment	1,460	2,200	5,812	10,624
Manufacturing alignment to support growth	484	596	2,145	3,089
Consolidation and optimization expenses	—	146	—	844
Acquisition and integration expenses	225	—	377	—
Other general expenses (OOE)	1,743	508	3,817	1,508
(Gain) loss on equity investments, net	(191)	(78)	475	(5,623)
Customer bankruptcy (excluding amounts in OOE)	23,827	—	23,827	—
LSA and other non-recurring adjustments	—	797	—	(5,322)
Adjusted EBITDA from continuing operations (Non-GAAP)	$73,273	$67,534	$283,770	$259,441

Total sales (GAAP)	$325,637	$302,260	$1,258,094	$1,215,012
LSA adjustments	—	—	—	(2,003)
Adjusted sales from continuing operations (Non-GAAP)	$325,637	$302,260	$1,258,094	$1,213,009

Adjusted EBITDA margin	22.5%	22.3%	22.6%	21.4%

Table C: Organic Sales from Continuing Operations Growth Rate Reconciliation (% Change)

	GAAP Reported Growth	Impact of LSAs(a)	Impact of Acquisition and Foreign Currency(b)	Non-GAAP Organic Growth
Quarter over Quarter Change (4Q 2019 vs. 4Q 2018)
Medical Sales
Cardio & Vascular	5.9%	—%	(0.3)%	5.6%
Cardiac & Neuromodulation	9.5%	—	—	9.5%
Advanced Surgical, Orthopedics & Portable Medical	6.7%	—	0.1%	6.8%
Total Medical Sales	7.4%	—%	(0.2)%	7.2%
Non-Medical Sales	9.2%	—	—	9.2%
Total Sales	7.5%	—%	(0.2)%	7.3%

Year over Year Change (2019 vs. 2018)
Medical Sales
Cardio & Vascular	4.2%	—	0.3%	4.5%
Cardiac & Neuromodulation	3.1%	—	—	3.1%
Advanced Surgical, Orthopedics & Portable Medical	(0.6)%	1.5%	0.1%	1.0%
Total Medical Sales	3.2%	0.2%	0.2%	3.6%
Non-Medical Sales	10.3%	—	—	10.3%
Total Sales	3.5%	0.2%	0.2%	3.9%

(a) Reflects the net impact of the LSAs entered into as of the closing of the divestiture of the AS&O product line.

(b) Fourth quarter and full year 2019 sales have been adjusted to exclude the contribution of acquisitions.  Fourth quarter and full year 2019 sales were negatively impacted by $0.4 million and $2.6 million, respectively, due to foreign currency exchange rate fluctuations, primarily in our Cardio & Vascular product line.

Table D: Non-GAAP Organic Growth Rate Reconciliation (% Change)

	GAAP Reported Growth	Impact of Non-GAAP Adjustments(a)	Impact of Acquisition and Foreign Currency(b)	Non-GAAP Organic Growth
Quarter over Quarter Change (4Q 2019 vs. 4Q 2018)
EBITDA	(27.5)%	36.0%	0.3%	8.8%
Net Income	(42.5)%	63.0%	0.1%	20.6%
Diluted EPS	(43.1)%	63.3%	1.0%	21.2%

Year over Year Change (2019 vs. 2018)
EBITDA	(2.4)%	11.8%	(0.4)%	9.0%
Net Income	93.9%	(69.7)%	(1.0)%	23.2%
Diluted EPS	91.7%	(68.5)%	(0.9)%	22.3%

(a) Represents the impact to our growth rate from our Non-GAAP adjustments. See Tables A and B for further detail on these items.

(b) Represents the impact to our growth rate due to changes in foreign currency exchange rates realized in income and reported in other (income) loss, net in the consolidated statements of operations, and the adjustment to exclude the contribution of acquisitions.